UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Clark Drive, Suite 125

Mt. Olive, NJ 07828

(Address of principal executive offices)

Registrant’s telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 20, 2022, Vislink Technologies, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its noncompliance with Nasdaq Listing Rule 5550(a)(2) (the “Rule”) by failing to maintain a minimum bid price for its common stock on the Nasdaq Capital Market of at least $1.00 per share for 30 consecutive business days. The Company was provided a grace period of 180 days, or until November 16, 2022, to regain compliance with the minimum bid price requirement.

On November 10, 2022, the Company submitted a request to Nasdaq for an additional 180-day grace period, or until May 15, 2023, to regain compliance with the minimum bid price requirement. On November 17, 2022, the Company received a letter from Nasdaq advising that the Company had been granted an additional 180-day grace period extension until May 15, 2023 to regain compliance with the minimum bid price requirement and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the minimum bid price requirement.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Rule, including initiating a reverse stock split. The Company has filed with the Securities and Exchange Commission a preliminary proxy statement for a special meeting of stockholders scheduled to be held on January 11, 2023 (the “Special Meeting”). To potentially regain compliance with the Rule, the preliminary proxy statement contains a proposal for stockholder approval that would authorize the Board of Directors of the Company (the “Board”), in its discretion, but prior to the one-year anniversary of the date on which the proposal is approved by the stockholders of the Company at the Special Meeting, to implement an amendment to the Company’s certificate of incorporation to effect a reverse stock split (the “Reverse Split”) of all of the outstanding shares of Common Stock, par value $0.00001 per share (“Common Stock”), of the Company, at a ratio in the range of 1-for-2 to 1-for-50, which ratio would be subject to the Board’s discretion following stockholder approval (the “Reverse Split Proposal”).

There can be no assurance that the Company’s stockholders will approve the Reverse Split Proposal or that the Reverse Split will result in a sustained increase in the per share market price for the Common Stock for the minimum period necessary to permit the Company to timely regain compliance with the Rule. There can be no assurance that the Company will be able to regain compliance with the Rule or otherwise be in compliance with other Nasdaq Listing Rules during this additional 180-day extension period. If the Company does not regain compliance within the allotted compliance period, Nasdaq will provide notice that the common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The Nasdaq notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on The Nasdaq Capital Market under the symbol “VISL”, subject to the Company’s compliance with the other continued listing requirements of The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISLINK TECHNOLOGIES, INC.
Date: November 18, 2022

	By:	/s/ Carleton M. Miller
	Name:	Carleton M. Miller
	Title:	Chief Executive Officer